Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporate by reference in this Registration Statement on Form S-8 of Faraday Future Intelligent Electric Inc. (the “Company”) of our report dated March 31, 2026, relating to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2025, appearing in the Annual Report on Form 10-K of the Company, which is incorporated by reference into this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC

HTL International, LLC

Houston, Texas

August 14, 2026